Exhibit 99.1

Zoom® Telephonics Reports Results for the Third Quarter of 2013

Boston, MA, October 30, 2013 – Zoom Telephonics, Inc. (“Zoom”) (OTCQB: ZMTP), a leading manufacturer of modems and other communication products, today reported net sales of $2.5 million for the third quarter ended September 30, 2013, down 25.8% from $3.4 million for the third quarter of 2012.  Zoom reported a net loss of $252 thousand or $0.03 per share for Q3 2013, compared to a net loss of $155 thousand or $0.02 per share for Q3 2012.

Gross profit was $640 thousand or 25.1% of net sales in Q3 2013, down from $859 thousand or 25.0% of net sales in Q3 2012.

Operating expenses were $874 thousand or 34.3% of net sales in Q3 2013, versus $993 thousand or 28.9% of net sales in Q3 2012.  Selling expenses decreased $96 thousand to $335 thousand from Q3 2012 to Q3 2013 due primarily to reductions in retailer advertising costs, salaries, and commissions.  G&A expenses increased $18 thousand to $313 thousand from Q3 2012 to Q3 2013 due primarily to increases in legal costs relating to patents and trademarks. R&D expenses decreased $41 thousand to $226 thousand from Q3 2012 to Q3 2013 due primarily to decreased firmware consulting costs.

Zoom’s net sales of $8.4 million for the first three quarters of 2013 were down 25.6% from net sales of $11.2 million for the first three quarters of 2012. Zoom’s net loss was $536 thousand for the first three quarters of 2013, up from a net loss of $480 thousand for the first three quarters of 2012, as lower gross profit was not fully offset by lower operating expenses.  Zoom’s gross profit dropped $390 thousand to $2.4 million for the first three quarters of 2013 due to lower sales.

Operating expenses were $2.9 million or 34.2% of net sales for the first three quarters of 2013, versus $3.2 million or 28.6% for the first three quarters 2012.  Selling expenses decreased $302 thousand to $1.2 million from first three quarters of 2012 to the first three quarters of 2013 due primarily to lower sales commissions, retailer advertising costs, freight, and salaries. G&A expenses increased $100 thousand to $1.0 million from the first three quarters of 2012 to the first three quarters of 2013 due primarily to increased legal costs relating to patents and trademarks. R&D expenses decreased $151 thousand to $0.7 million from the first three quarters of 2012 to the first three quarters of 2013 due primarily to decreased certification and firmware consulting costs.

In August 2013 Zoom completed a rights offering to its shareholders, netting $249 thousand after expenses.

Zoom’s cash balance on September 30, 2013 was $51 thousand, down $145 thousand from December 31, 2012, as a result of a $619 thousand decrease in bank debt and net loss of $536 thousand, partially offset by Zoom’s $570 thousand decrease in net accounts receivable and $249 thousand in funds from the rights offering. Zoom’s current ratio improved from 2.3 on December 31, 2012 to 2.6 on September 30, 2013.

“Weak sales in Q3 2013 were due primarily to the ongoing decline of dial-up modem sales, increased cable modem competition in the USA, and disappointing sales outside the USA,” said Frank Manning, Zoom’s President and CEO.  “We’ve been successful in cutting some product costs and operating expenses, but we need to find a way to grow our sales.  We are working on some new products that should help.  However, ZoomGuard development has been slower than expected in spite of significant effort and expense.  Our focus remains on selling what we have, completing our new products, and lowering our costs.”

Zoom has scheduled a conference call for Thursday, October 31 at 10:00 a.m. Eastern Time. You may access the conference call by dialing (866) 393-7958 or (706) 643-5255.  The conference ID is 93928604.  The call will also be simulcast to stock analysts and other interested parties on Zoom’s website, www.zoomtel.com/Q3, and to other financial and investor-oriented websites.  Shortly after the conference call, a recording of the call will be available on Zoom’s website.  For additional information, please contact Investor Relations, Zoom Telephonics, 207 South Street, Boston, MA 02111, telephone (617) 753-0897, email investor@zoomtel.com, or visit Zoom’s website at www.zoomtel.com

About Zoom Telephonics
Founded in 1977 in Boston, Zoom Telephonics, Inc. designs, produces, markets, and supports modems and other communication products under the Zoom, Hayes®, and Global Village® brands. For more information about Zoom and its products, please see www.zoomtel.com.
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Forward Looking Statements
This release contains forward-looking information relating to Zoom Telephonics’ plans, expectations, and intentions.  Actual results may be materially different from expectations as a result of known and unknown risks, including: the potential need for additional funding which Zoom may be unable to obtain; declining demand for certain of Zoom’s products; delays, unanticipated costs, interruptions or other uncertainties associated with Zoom’s production and shipping; Zoom’s reliance on several key outsourcing partners; uncertainty of key customers’ plans and orders; Zoom’s dependence on key employees; uncertainty of new product development and introduction, including budget overruns, project delays, and the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; and other risks set forth in Zoom’s filings with the Securities and Exchange Commission. Zoom cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Zoom expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Zoom’s expectations or any change in events, conditions or circumstance on which any such statement is based.

ZOOM TELEPHONICS, INC.

Condensed Balance Sheets

In thousands

(Unaudited)

	09/30/13	12/31/12

ASSETS

Current assets:

Cash	$51	$196
Marketable securities	20	44
Accounts receivable, net	1,396	1,966
Inventories	2,548	2,630
Prepaid expenses and other	196	262

Total current assets	4,211	5,098

Property and equipment, net	52	26

Total assets	$4,263	$5,124

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Bank debt	$292	$911
Accounts payable	1,060	931
Accrued expenses	297	380

Total current liabilities	1,649	2,222

Total liabilities	1,649	2,222

Stockholders’ equity:

Common stock and additional paid-in capital	34,252	33,974
Accumulated other comprehensive income (loss)	362	368
Unrealized gain (loss) on securities	(293)	(269)
Retained earnings (accumulated deficit)	(31,707)	(31,171)

Total stockholders’ equity	2,614	2,902

Total liabilities & stockholders’ equity	$4,263	$5,124

ZOOM TELEPHONICS, INC.

Condensed Statements of Operations

In thousands, except for per share data

(Unaudited)

	Three Months Ended		Nine Months Ended
	9/30/13	9/30/12	9/30/13	9/30/12

Net sales	$2,547	$3,435	$8,364	$11,243
Cost of goods sold	1,907	2,576	5,986	8,475

Gross profit	640	859	2,378	2,768

Operating expenses:
Selling	335	431	1,157	1,459
General and administrative	313	295	1,008	908
Research and development	226	267	698	849
Total operating expenses	874	993	2,863	3,216

Operating profit (loss)	(234)	(134)	(485)	(448)

Other income (expense), net	(17)	(20)	(48)	(29)

Income (loss) before income taxes	(251)	(154)	(533)	(477)

Income tax expense (benefit)	1	1	3	3

Net income (loss)	$(252)	$(155)	$(536)	$(480)

Earnings (loss) per share:

Basic Earnings (loss) per share	$(0.03)	$(0.02)	$(0.07)	$(0.07)
Diluted Earnings (loss) per share	$(0.03)	$(0.02)	$(0.07)	$(0.07)

Weighted average number of shares outstanding:

Basic	7,517	6,974	7,155	6,974
Diluted	7,517	6,974	7,155	6,974